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                                                                     Exhibit 4.1





                           DRECO ENERGY SERVICES LTD.





                              AMENDED AND RESTATED
                   1989 EMPLOYEE INCENTIVE STOCK OPTION PLAN





                                JANUARY 14, 1997
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                           DRECO ENERGY SERVICES LTD.
                              AMENDED AND RESTATED
                   1989 EMPLOYEE INCENTIVE STOCK OPTION PLAN

1.     PURPOSE

       This Plan is intended to advance the best interest of the Corporation by providing those persons who have a substantial responsibility for its management, operations and growth with additional incentive by increasing their proprietary interest in the success of the Corporation. The General Part of the Plan contains provisions applicable to all Options granted under the Plan. Part A of the Plan contains provisions specifically applicable to Options which are not intended to qualify as "incentive stock options" under Section 422A of the United States Internal Revenue Code of 1986, as amended. Part B of the Plan contains provisions applicable to Options which are intended to qualify as "incentive stock options" under Section 422A of the United States Internal Revenue Code of 1986, as amended.

                                    GENERAL

2.     INTERPRETATION

       In this Plan (including this clause), unless there is something in the subject or context inconsistent therewith, words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include all genders and the expressions following shall have the following meanings, respectively:

       (a)    "BOARD" shall mean Board of Directors of the Corporation;

       (b) "COMMON SHARE" shall mean a Class "A" common share in the capital stock of the Corporation as constituted on November 14, 1988 or as subsequently consolidated or subdivided, and any other share resulting from the redemption, exchange or change of such share or from an amalgamation, consolidation or merger;

       (c) "COMMITTEE" shall mean the committee of directors appointed by the Board in accordance with section 3 hereof;

       (d) "CORPORATION" shall mean Dreco Energy Services Ltd. and any successor or continuing corporation resulting from any form of corporate reorganization;

       (e) "EMPLOYEE" shall mean a key employee of the Corporation or of any of its Subsidiaries and shall include officers and directors who are full time employees of the Corporation or of a Subsidiary;





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       (f)    "EXPIRY DATE" shall mean the Normal Expiration Date or the date on which an Option terminates pursuant to the Plan or an Option Agreement, whichever occurs first;

       (g) "MARKET PRICE" shall mean (i) the last reported sale price at which Common Shares traded on The Toronto Stock Exchange on the Option Date, or (ii) if there is no reported sale price at which Common Shares traded on such Exchange on the Option Date, then "Market Price" shall mean the last reported sale price at which Common Shares traded on such Exchange prior to the Option Date; in the event the Common Shares are not listed on The Toronto Stock Exchange but are listed on another stock exchange or on an automated quotation system, the foregoing references to The Toronto Stock Exchange shall be deemed to be references to such other stock exchange or automated quotation system, or, if more than one, to such one as shall be designated by the Committee;

       (h) "NORMAL EXPIRATION DATE" shall mean, in respect of any Option, the date determined by the Committee on which the Option would normally terminate, which date shall in no event be later than 10 years after the Option Date (except as otherwise provided in clauses (i) and (ii) of paragraph 6.1(g) of the Plan or in section 2 of Part B of the Plan);

       (i) "OPTION" shall mean an option to purchase Common Shares pursuant to the Plan;

       (j) "OPTION AGREEMENT" shall mean an agreement entered into between the Corporation and an Employee, pursuant to which an Option is granted to an Employee, which agreement shall contain such provisions not inconsistent with the Plan as the Committee may approve;

       (k) "OPTION DATE" shall mean the date on which the Board approves the grant of an Option to an Employee;

       (l) "OPTION SHARES" shall mean the Common Shares which an Employee is entitled to purchase under an Option;

       (m) "OPTIONEE" shall mean an Employee who has entered into an Option Agreement with the Corporation;

       (n) "PLAN" shall mean the Corporation's "Amended and Restated 1989 Employee Incentive Stock Option Plan" as embodied herein and as from time to time amended;





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       (o)    "PURCHASE PRICE" means the purchase price of Common Shares under an Option Agreement determined as provided in Part A or Part B hereof, as the case may be; and

       (p) "SUBSIDIARY" means any corporation (other than the Corporation) in an unbroken chain of corporations ending the with Corporation, if at the time an Option is granted, each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as the Committee shall determine from time to time.

3.     ADMINISTRATION

3.1 The Plan shall be administered by the Committee, and all questions of interpretation and application of the Plan or of Options granted under the Plan shall be subject to the determination of the Committee, which shall be final and binding. The Committee shall be composed of three or more members of the Board, each of whom:

       (a)    is not an officer or an employee of the Corporation; and

       (b) is not eligible to participate and has not been eligible to participate for a one year period prior to his appointment to the Committee, in the Plan.

3.2 A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination in writing and signed by a majority of the members will be as effective as if it had been made by a majority vote at a meeting properly called and held.

3.3 The Committee shall determine from time to time those Employees to whom Options should be granted and the terms and conditions of each Option and Option Agreement (subject only to the provisions of this Plan) including, without limitation, the number of Common Shares which should be optioned from time to time to any Employee, terms relating to the number or percentage of Common Shares that may be purchased in any specified period, the applicable Expiry Date, and the Purchase Price. The Board shall receive the recommendation of the Committee and may in its discretion accept or reject (but not vary) the Committee's recommendations. The Committee shall review the Plan from time to time with a view to making appropriate recommendations to the Board.

3.4 Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board or by the Committee shall constitute an Option hereunder. An Option granted to an Employee pursuant to the Plan is subject to and shall be of no force and effect until the execution and delivery of an Option Agreement by both the Corporation and such Employee. Until such time as the Plan is approved by the shareholders of the Corporation, all Option Agreements entered into between the Corporation and its Employees shall be conditional upon such approval being obtained.





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4.     COMMON SHARES RESERVED

       The total number of Common Shares which, at any one time, may be subject to issuance or which may be issued pursuant to the Plan, or pursuant to other options or employee stock purchase plans, shall not exceed 975,000 Common Shares, subject only to adjustment in accordance with the provisions of section
18. In the event that any outstanding Option for any reason shall expire or terminate or be surrendered, in whole or in part, the Common Shares allocated to the unexercised Option or portion thereof shall again be available for Options under this Plan, provided that in no event may the number of Common Shares issued under this Plan exceed the maximum described in the first sentence of this Section. So long as any Options are outstanding under the Plan, the Board shall at all times reserve a sufficient number of unissued Common Shares to enable all of such Options to be exercised in accordance with their terms.

5.     LIMITATIONS

       Notwithstanding any other provisions of the Plan to the contrary:

       (a) the maximum number of Common Shares which may be subject to issuance or which may be issued to any one Employee pursuant to the Plan or pursuant to other options or employee stock purchase plans shall not exceed five percent (5%) of the Common Shares outstanding from time to time; and

       (b) to the extent that the aggregate fair market value (determined as of the time the Option is granted) of Common Shares for which any Employee has been granted Options which are exercisable by the Employee for the first time in any calendar year (under this Plan and any other plans of the Corporation and any Subsidiary which entitle the Employee to acquire shares, options or stock appreciation rights of the Corporation or any Subsidiary) exceeds $100,000, such Options shall not be treated as "incentive stock options" under Part B of the Plan. For the purpose of this Section 5, Options shall be taken into account in the order in which they were granted.

6.     CERTAIN TERMS OF OPTION AGREEMENTS

6.1 The following provisions of sections 6.1 and 6.2 shall be contained in or addressed (as appropriate) in each Option Agreement:

       (a) each Option shall terminate on its Normal Expiration Date but subject always to the provisions of paragraph (g) of this section 6.1;

       (b) any Option may specify a number or percentage of Common Shares that the Employee may purchase in any specified period, year or number of years, and may provide that it may be exercised in whole upon the occurrence of specified events;





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       (c)    an Option under the Plan is not exercisable as to less than 100
       Common Shares at any one time and can be exercised only in blocks of 100 Common Shares or a multiple thereof;

       (d) the Purchase Price shall be the price per Common Share recommended by the Committee and approved by the Board on the Option Date in accordance with Part A or Part B hereof, whichever is applicable;

       (e) Options shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable during his lifetime only by him;

       (f) subject to section 6.2, Options shall be exercised by the delivery of written notice to the Corporation setting forth the number of Option Shares with respect to which the Option is to be exercised, together with (i) payment of the total Purchase Price therefor by certified cheque or bank draft payable to the order of the Corporation; and (ii) such other documents and agreements as the Option Agreement or the Committee may require, including if required by the Committee, an executed copy of a share purchase agreement which would bind the Optionee and his spouse, if any, and a written notice of the address to which the certificates for such Option Shares are to be mailed upon their release from the share purchase agreement, if any. Such notice shall be delivered in person to the secretary of the Corporation, or shall be sent by registered mail, return receipt requested, to the secretary of the Corporation, in which case delivery shall be deemed made on the date such notice is deposited in the mail. As promptly as practicable after receipt of such written notification and payment, the Corporation shall deliver to the Optionee or (if required under the share purchase agreement) the escrow agent, certificates for the number of Option Shares with respect to which such Option has been so exercised, issued in the Optionee's name, provided that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Corporation shall have deposited such certificates in the mail, addressed to the Optionee, at the address specified pursuant to this paragraph (f) or to the escrow agent if the Committee requires the execution of the share purchase agreement as a condition of exercise;

       (g) if subsequent to the Option Date and before the Normal Expiration Date, the Optionee ceases for any reason to be an Employee and his employment terminates:

                     (i) by reason of death or permanent disability, the Option may be exercised during a period of 12 months after such date of death or date of termination (but only as to such Option Shares in respect of which the Option would have been exercisable on such date of death or date of termination if such employment had not terminated as aforesaid), notwithstanding that such period of twelve months may extend beyond the Normal Expiration Date;





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                     (ii)   by reason of retirement of the Optionee (other than
              by reason of permanent disability) under the then established policies of the Corporation, the Option may be exercised during a period of three months after the date of such retirement or up to the Normal Expiration Date, whichever date shall first occur (but only as to such Option Shares in respect of which the Option would have been exercisable on such date if such employment had not terminated as aforesaid);

                     (iii) for any cause other than death, permanent disability or retirement under the then established policies of the Corporation, the Option may be exercised (but only as to such Option Shares in respect of which the Option would have been exercisable on such date of termination of employment if such employment had not terminated as aforesaid) up to a date three months after termination of employment or up to the Normal Expiration Date, whichever date shall first occur.

                            With respect to clause (g)(i) of this section 6.1,
              the rights under the Option exercisable after the death of the Optionee may be exercised by the person or persons to whom the Optionee's right under the Option Agreement shall pass by will or applicable law or, if no such person has such right, by the deceased Optionee's executors or administrators. Also with respect to clause (g)(i) of this section 6.1, an Optionee shall be deemed to be permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months;

       (h) an Optionee who takes an authorized leave of absence with the approval of the Board shall not be deemed thereby (but only for the purposes of the Option Agreement) to have ceased to be an Employee, provided that if he shall fail to return to full time service as an Employee within 90 days after the conclusion of such leave of absence, his Option shall terminate (if not theretofore terminated or expired in accordance with the terms hereof) at the earlier of the Normal Expiration Date or the expiration of the said 90 day period;

       (i) each Option granted hereunder shall be embodied in an Option Agreement, which shall be subject to the terms and conditions prescribed above and such other terms and conditions as are contemplated by the Plan or as the Committee may prescribe, and shall be signed by the Optionee and by the Corporation by the officer or officers set forth in section 22.2 for and in the name and on behalf of the Corporation.





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6.2    Notwithstanding paragraph 6.1(f), if at the time of actual receipt by the Committee of a written notice pursuant to paragraph 6.1(f), (i) the Corporation has unrestricted earned or contributed surplus in an amount not less than the Purchase Price of those Option Shares with respect to which the Option is to be exercised, (ii) all accrued cumulative preferential dividends and other current preferential dividends on all outstanding preferred shares of the Corporation have been fully paid, (iii) the reacquisition by the Corporation of its own shares for the purpose of enabling the Optionee to exercise such Option is otherwise permitted by applicable law and without any vote or consent of any shareholder of the Corporation, and (iv) there shall have been adopted, and there is in full force and effect, a resolution of the Board authorizing the reacquisition by the Corporation of its own shares for such purpose, then such Optionee may deliver to the Committee, in payment of the Purchase Price of the Option Shares with respect to which such Option is to be exercised, (a) certificates registered in the name of such Optionee representing a number of Common Shares legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind, and having a fair market value on the date of actual receipt by the Committee of such written notice that is not greater than the Purchase Price of the Option Shares with respect to which such Option is to be exercised, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of shares guaranteed by an institution acceptable to the Committee, and (b) if the Purchase Price of the Option Shares with respect to which such Option is to be exercised exceeds such fair market value, a cheque payable to the order of the Corporation in an amount equal to the amount of such excess. Notwithstanding the foregoing provisions of this section 6.2, the Committee, in its sole discretion, may refuse to accept Common Shares in payment of the Purchase Price of the Option Shares with respect to which such Option is to be exercised and, in that event, any certificates representing Common Shares which were delivered to the Committee with such written notice shall be returned to such Optionee together with notice to such Optionee of the refusal of the Committee to accept such shares. If, within fourteen business days after the receipt by such Optionee of such written notice, such Optionee shall not have delivered to the Committee a cheque in an amount equal to the Purchase Price of the Option Shares with respect to which such Option is to be exercised, such written notice from the Optionee to the Committee shall be ineffective to exercise such Option.

7.     CONDITIONS OF GRANT

7.1 Each Employee to whom an Option is granted under the Plan shall, if requested by the Committee at the time of grant, agree in writing as a condition to the granting or exercise of the Option that he will remain associated with the Corporation or one or more of its Subsidiaries in a specified capacity and for a specified period following the date of the grant or exercise of the Option. Such agreement may also specify that the transfer of the Common Shares issued upon exercise of the Option will be prohibited until fulfillment of such condition, and may specify the penalties for violation of such condition, which shall be fixed in the discretion of the Committee and may include forfeiture of the applicable Common Shares.

7.2 In addition, the Committee may, as a condition to the grant of an Option under the Plan, require an Optionee to give the Corporation the right to repurchase Common Shares issued upon





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exercise of such Option either (i) at the Purchase Price thereof for a specified period of time following such exercise, not to exceed six months or
(ii) at the fair market value thereof for a specified period of time thereafter, or both. The Committee may determine the amount of such shares subject to such repurchase right or obligation and the conditions under which such right or obligation to repurchase shall come into existence. A grant of an Option under the Plan may also be subject to other conditions, including the termination of other options previously granted to the Optionee. The foregoing enumeration of conditions of grant is not intended in any way to limit the discretion of the Committee in imposing other or different conditions of grant.

8.     EMPLOYMENT OBLIGATION

       The granting of any Option shall not impose upon the Corporation any obligation to employ or continue to employ any Optionee, and the right of the Corporation to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Option has been granted to him.

9.     NO RIGHTS AS SHAREHOLDER

       No Optionee shall have rights as a shareholder with respect to his Option Shares until the date of issuance of a certificate for such shares and, except as otherwise provided in section 18 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

10.    SPECIAL CIRCUMSTANCES

       Notwithstanding anything contained herein:

       (a) if a person provides services to the Corporation, but is not actually an employee of the Corporation, then with the approval of the Committee and of the stock exchanges or automated quotation systems upon which the Common Shares are listed and such other regulatory approvals as may be necessary, an Option may be granted under the Plan to such person, subject to such terms and conditions as may be determined by the Corporation and accepted by such stock exchanges, automated quotation systems and other regulatory authorities but, subject as aforesaid, the terms and conditions of the Plan shall apply mutatis mutandis to such Option; and

       (b) if an Optionee is a resident of Canada or the United States and is transferred out of his country of residence after his Option was granted, then the Committee may in its discretion permit such Optionee to exercise the Option to purchase all of the Common Shares as to which the Option was granted to such Optionee under his Option Agreement (and not theretofore purchased by such Optionee under such Option Agreement) notwithstanding the terms of his Option Agreement.





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11.    FORFEITURE FOR COMPETITION

       Notwithstanding any other provision of the Plan, if at any time during the term of an Option granted hereunder, the Committee, after full consideration of the facts presented on behalf of the Corporation and the Optionee, finds by majority vote that such Optionee, without the written consent of the Corporation, directly or indirectly owns, operates, manages, controls or participates in the ownership, management, operation or control of, or is employed by or is paid as a consultant or as an independent contractor by a business which competes with the Corporation in the trade area served by the Corporation at any time during the term of the Option but prior to its exercise in full and in which area the Optionee had performed services for the Corporation while employed by it, the Committee shall forfeit all unexercised Options and all exercised Options for which the Corporation has not yet delivered share certificates. The decision of the Committee shall be final. The preceding provisions of this section 11 shall not apply to investments in independently managed mutual funds or similar securities, and shall not be deemed to have been violated solely by reason of the Optionee's ownership of stock or securities of any publicly owned corporation, provided that such ownership does not result in effective control of such corporation, and provided further that written notice of such ownership is given to the Committee within 60 days after the later of (i) the date on which the Optionee is notified of the award of an Option, or (ii) the date on which such ownership is acquired.

12.    FORFEITURE FOR DISHONESTY

       Notwithstanding anything to the contrary in the Plan, if the Committee, after full consideration of the facts presented on behalf of the Corporation and the Optionee, finds by majority vote that the Optionee has been engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Corporation which damaged the Corporation, or that the Optionee has, without authority, disclosed trade secrets of the Corporation or has breached obligations of confidence imposed on him or the Corporation and has thereby damaged the Corporation, the Committee shall forfeit all unexercised Options and all exercised Options for which the Corporation has not yet delivered share certificates. The decision of the Committee shall be final.

13.    STOCK APPRECIATION RIGHTS

13.1 In this section 13, the following expressions shall have the following meanings:

       (a) "EXERCISABLE SHARES" shall mean the number of Common Shares with respect to which the Employee is entitled to exercise his Option at the Surrender Date;

       (b) "OPTION PREMIUM" shall mean the amount, if any, by which the Surrender Date Market Price exceeds the Purchase Price for Surrendered Option Shares;





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       (c)    "PURCHASE PRICE" shall mean the exercise price per Common Share specified in the Option;

       (d) "SETTLEMENT SHARES" shall mean Common Shares issued to an Employee in exchange for Exercisable Shares in accordance with a determination of the Board pursuant to section 13.3;

       (e) "SURRENDER DATE" shall mean the date on which the Employee surrenders his right to acquire any Exercisable Shares;

       (f) "SURRENDER DATE MARKET PRICE" shall mean the last reported sale price at which the Common Shares of the Corporation traded on The Toronto Stock Exchange on the Surrender Date, or if there is no reported sale price on such Surrender Date, then Surrender Date Market Price shall mean the last reported sale price at which Common Shares traded on The Toronto Stock Exchange prior to the Surrender Date, and if the Common Shares are not listed on The Toronto Stock Exchange but are listed on another stock exchange or on an automated quotation system, the foregoing references to The Toronto Stock Exchange shall be deemed to be references to such other stock exchange or automated quotation system, or, if more than one, to such one as shall be designated by the Committee; and

       (g) "SURRENDERED OPTION SHARES" shall mean that number of Exercisable Shares with respect to which the Employee elects to give up his option to acquire under the Option.

13.2 The Committee may, in its discretion and subject to such terms and conditions as it in its sole discretion may prescribe, make recommendations to the Board to grant an Employee the right to surrender all or part of his right to acquire Exercisable Shares and in exchange therefor to receive Settlement Shares. The Board may, in its discretion, accept or reject (but not vary) a recommendation from the Committee.

13.3 If the Board accepts the Committee's recommendation, then the Corporation shall grant to the Employee the right to surrender Surrendered Option Shares and acquire such number of Settlement Shares as is determined by multiplying the number of Surrendered Option Shares by a fraction of which the numerator is the Option Premium and the denominator is the Surrender Date Market Price.

13.4 Any such right shall be granted in writing and shall specify the maximum number of Surrendered Option Shares and the latest permitted Surrender Date. Any such right must be exercised by the Employee giving written notice to the Corporation in the manner contemplated by the Option Agreement.





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13.5   Such rights shall only be extended to Employees (i) in cases where the normal exercise provisions contained in an Option Agreement would defeat the purposes of the Plan, or (ii) for other reasons, if the Committee is satisfied that such action would be in accordance with applicable laws and regulatory requirements.

14.    CONDITIONS OF ISSUANCE OF COMMON SHARES

14.1 The Corporation shall not be required to issue any Common Shares on the exercise of any Option of the issuance of such Common Shares would constitute a violation by the Optionee or the Corporation of any provision of any applicable law or the policies or regulations of any stock or automated quotation system on which the Common Shares are listed or the policies or regulations of any regulatory authority having jurisdiction. If at any time the Committee shall determine, in its discretion, that any one or more of the following is necessary or desirable as a condition of the issuance of any Option Shares, namely:

              (a) The registration or qualification of the Option Shares for distribution under any laws of Canada or any Province thereof or of the United States or any state thereof, or the consent or approval of any regulatory authority thereof;

              (b) the consent or approval of any stock exchange or automated quotation system on which the Common Shares are listed;

              (c) evidence (in form and content satisfactory to the Committee) of the investment intent of the Optionee; or

              (d) an undertaking of the Optionee not to sell or dispose of the Option Shares for a specified period of time;

then the issuance of any Option Shares shall not be made unless and until such registration, qualification, consent, approval, evidence or undertaking shall have been effected or obtained in form and substance acceptable to the Committee.

14.2 Notwithstanding any other provision of this Plan, if, at the time of actual receipt by the Committee of a notice of exercise of an Option pursuant to paragraph 6.1(f), the Corporation is in a position to deliver or cause to be delivered to the Optionee, issued, fully paid and non-assessable Common Shares which are free of all liens, claims and encumbrances of every kind in full or partial satisfaction of the number of Option Shares with respect to which the Option is being exercised, and provided the delivery of such shares to the Optionee (i) is permitted by applicable law and without the vote or consent of any shareholder of the Corporation, (ii) has received all required approvals of any stock exchange or automated quotation system on which the Common Shares are listed and of any regulatory agencies having jurisdiction, and (iii) has been authorized by the Board, then the Corporation may satisfy its obligations in respect of the number of Option Shares with respect to which the Option is being exercised in full or in part by delivering or causing to be delivered to the





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Optionee such issued Common Shares evidenced by a share certificate therefor registered in his name; provided that the terms of this Plan and any Option Agreement shall in all other respects apply, mutatis mutandis.

14.3 Any trade by the Optionee in any Common Shares issued to the Optionee pursuant to the Plan and including any sale or disposition for valuable consideration, and any transfer, pledge or encumbrance of any Common Shares issued to an Optionee pursuant to the Plan shall be subject to such regulatory approvals as may be required at the time of such trade. Accordingly, the Corporation makes no representation as to the ability of any Optionee to trade in such Common Shares.

14.4 The Corporation cannot assure a profit or protect the Optionee against a loss on the Common Shares purchased under the Plan. The Corporation assumes no responsibility relating to any tax liability of the Optionee by reason of the exercise of any Option or any subsequent trade in such Common Shares.

14.5 The Corporation shall, if so directed by the Committee, calculate, withhold and remit any United States or Canadian taxes (whether federal, provincial, state or local taxes) payable by an Employee in connection with the grant of an Option, or by an Optionee in connection with the exercise of an Option.

15.    COMMON SHARES FULLY PAID AND NON-ASSESSABLE

       All Common Shares issued upon the exercise of any Option shall be issued as fully paid and non-assessable Common Shares.

16.    LOANS TO EMPLOYEES

       Subject to applicable law and receipt of any required regulatory approvals, the Committee may, with the approval of the Board, at any time authorize the Corporation to loan money to an Optionee on such terms and conditions as the Committee may determine (which terms may include limiting recourse under such loan to the value of the Option Shares) to assist such Employee to exercise his Option.

17.    SUBSTITUTION OPTIONS

       Options may be granted under this Plan from time to time in substitution for similar stock options held by employees of other corporations who are about to become employees of the Corporation as a result of a merger or consolidation of the Corporation, or the acquisition by the Corporation of the assets of the employing corporation, or the acquisition by the Corporation of stock of the employing corporation as the result of which the employing corporation becomes a Subsidiary. The terms and conditions of the substitute Options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem





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
appropriate to conform, in whole or in part, to the provisions of the similar stock options in substitution for which they are granted.

18.    CHANGES IN THE CORPORATION'S CAPITAL STRUCTURE

18.1 The existence of outstanding Options shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred shares or other shares having rights ranking in priority to the Common Shares or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

18.2 If the Corporation shall effect a subdivision or consolidation of Common Shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of Common Shares outstanding, without receiving compensation therefor in money, services or property, then:

              (a) the number and Purchase Price of Option Shares subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle an Optionee to receive upon exercise of an Option, for the same aggregate cash consideration, the number and class of shares (as nearly as may be reasonably possible) that he would have received had he exercised his Option in full immediately prior to the event requiring the adjustment; and

              (b) the number of Common Shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number of Common Shares then reserved, that number and class of shares (as nearly as may be reasonably possible) that would have been received by the owner of an equal number of outstanding Common Shares as the result of the event requiring the adjustment.

18.3 After a merger or amalgamation of one or more corporations into the Corporation or after a merger or amalgamation of the Corporation and one or more corporations in which the Corporation shall be the surviving corporation, each Optionee shall, at no additional cost, be entitled upon exercise of such Option to receive in lieu of the number of Option Shares as to which such Option shall then be so exercisable, the number and class of shares or other securities (as nearly as may be reasonably possible) to which such Optionee would have been entitled pursuant to the terms of the agreement of merger or amalgamation if, immediately prior to such merger or amalgamation, such Optionee had been the holder of record of the number of Common Shares equal to the number of Option Shares.

18.4 If the Corporation is merged into or amalgamated with another corporation under circumstances where the Corporation is not the surviving corporation, or if the Corporation is





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
liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised Options remain outstanding under the Plan, then:

              (a) subject to the provisions of clause (c) below, after the effective date of such merger, consolidation or sale, as the case may be, each Optionee shall be entitled, upon exercise of such Option, to receive, in lieu of Common Shares, such shares or other securities (as nearly as may be reasonably possible) as the holders of the Common Shares received pursuant to the terms of the merger, consolidation or sale;

              (b) the Committee may waive any limitations set forth in or imposed pursuant to Option Agreements so that all Options, from and after a date prior to the effective date of such merger, consolidation, liquidation or sale, as the case may be, specified by the Board, shall be exercisable in full; and

              (c) all outstanding Options may be cancelled by the Committee as of the effective date of any such merger, consolidation, liquidation or sale provided that (i) notice of such cancellation shall be given to each Optionee, and (ii) each Optionee shall have the right to exercise such Option in full (without regard to any limitations set forth in or imposed pursuant to an Option Agreement) during a 30-day period preceding the effective date of such merger, consolidation, liquidation, sale or acquisition.

18.5 Except as hereinbefore expressly provided, the issue by the Corporation of shares of any class, or securities convertible into shares of any class, for cash or property or for labour or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of Option Shares then subject to outstanding Options.

19.    INTERPRETATION, AMENDMENT AND DISCONTINUANCE

       The Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations necessary or advisable for its administration. With the approval of the Board, the Committee may from time to time alter, suspend or discontinue the Plan provided that:

              (a) such alteration, suspension or discontinuance shall not divest any Optionee of any rights such Optionee may have under any Option Agreement theretofore executed and delivered by the Corporation and such Optionee;

              (b) the Committee may not materially increase the benefits accruing to participants under the Plan or change the aggregate number of shares which may be issued under the Options pursuant to the Plan or change the class of Employees eligible to receive Options without the further approval of the shareholders; and

              (c) any amendments required by applicable law or regulatory authorities having jurisdiction to be approved by shareholders shall not become effective until so approved.

Subject to the foregoing provisions of this section 19, the Committee shall, with the approval of the Board, have the power to make such changes in the Plan and in the regulations and administrative provisions hereunder or in any outstanding Option or Option Agreement as, in the opinion of counsel for the Corporation, may be necessary or appropriate from time to time to ensure that the purpose and intent of the Plan is carried out. Notwithstanding the foregoing provisions of this section 19, the Board may terminate the Plan at any time.

20.    INDEMNIFICATION OF THE COMMITTEE AND THE BOARD

       With respect to administration of the Plan, the Corporation shall indemnify each present and future member of the Committee and the Board to the extent provided in the Corporation's by-laws and such persons shall have the benefit of all arrangements now or hereafter established by the Corporation in connection with its obligations to indemnify its directors.

21.    NOTICES

       The manner of giving notices to the Corporation or to an Optionee shall be specified in the Option Agreement with such Optionee.

22.    GENERAL

22.1 This Plan and each Option granted under the Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and any Option Agreement entered into pursuant to the Plan shall be treated in all respects as an Alberta contract, unless the Committee determines otherwise.

22.2 The following officers of the Corporation are hereby authorized to execute and deliver, under corporate seal or otherwise, all instruments and documents (including, without limitation, Option Agreements) and do all things necessary or desirable for carrying out the provisions of the Plan:

              (a) any two of the President, any Vice-President, Treasurer or Secretary; or

              (b) such other officer or officers as the Board may from time to time designate.





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
22.3 Nothing contained herein shall restrict or limit or be deemed to restrict or limit the rights or powers of the Board in connection with any allotment and issuance of shares in the capital stock of the Corporation which are not reserved for issuance hereunder.

22.4 The Plan and any Option Agreement entered into pursuant hereto shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. The interest of any Optionee hereunder or under any Option Agreement shall not be transferable or alienable by the Optionee either by assignment or in any other manner whatsoever and, during his lifetime, shall be vested only in him, but shall, subject to the terms hereof and of the Option Agreement, enure to the benefit of and be binding upon the legal personal representatives of the Optionee.

23.    EFFECTIVE DATE OF PLAN AND RESTATEMENT THEREOF

       The Plan shall become effective and shall be deemed to have been adopted on November 16, 1989, subject only to approval by the shareholders of the Corporation within 12 months after such date. The Plan is restated herein as at January 14, 1997 to reflect all amendments thereto as at such date.

                                     PART A

The provisions contained in this Part A of the Plan shall govern all Options other than those granted under Part B of the Plan.

1.     PURCHASE PRICE

       The Purchase Price at which Option Shares may be purchased pursuant to Options shall not be greater than the Market Price and shall not be less than the applicable discount from the Market Price permitted by The Toronto Stock Exchange or other stock exchanges or automated quotation systems upon which the Common Shares are listed and by such other regulatory authorities having jurisdiction.

                                     PART B

The provisions contained in this Part B of the Plan shall govern all Options which are intended to qualify as "incentive stock options" as described in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

1.     PURCHASE PRICE

       The Purchase Price at which Option Shares may be purchased pursuant to Options shall be not less than the fair market value of the Common Shares on the date the Option is granted, and the Committee in its discretion may provide that the Purchase Price at which such shares may be so purchased shall be more than such fair market value. In the case of any Employee of the Corporation





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
who owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the corporation employing the Employee, or of its parent or subsidiary corporation, the price at which Option Shares may be so purchased shall be not less than 110 percent of the fair market value of the Common Shares on the date the Option is granted. For the purposes of this Part B of the Plan, any reference to a parent or subsidiary of the Corporation shall mean a parent corporation within the meaning of Section 425(e) of the Code or a subsidiary corporation within the meaning of Section 425(f) of the Code.

2.     DURATION OF OPTIONS

       Notwithstanding the definition of "Normal Expiration Date" in the Plan, in the case of any Employee who owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the corporation employing the Employee or of its parent or subsidiary corporation (as defined in the Code), no Option shall be exercisable after the expiration of five years from the date such Option is granted.

3.     AMENDMENTS

       The Committee shall have the power to make such additions or changes to this Part B of the Plan and in the regulations and administrative provisions hereunder or in any outstanding Option or Option Agreement as in the opinion of counsel for the Corporation may be necessary or appropriate from time to time to enable any Option granted pursuant to this Part B of the Plan to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential United States Federal income tax treatment.

4.     EXPIRY

       No Option shall be granted pursuant to this Part B of the Plan after the tenth anniversary of the effective date of the Plan.





                                       17